Exhibit 4.26

2004 STOCK OPTION PLAN OF INTER PARFFUMS, INC.

Addendum to the Plan

FRANCE

1	GENERAL

This Addendum to the Plan sets out the terms of the 2004 Stock Option of Inter Parfums, Inc. (the "Plan"), in relation to France.

This Addendum should be read in conjunction with the Plan and is subject to the terms and conditions of the Plan except to the extent that the terms and conditions of the Plan differ from or conflict with the terms set out in this Addendum in which event the terms set out in this Addendum shall prevail.

The terms of this Addendum are the terms set out in the rules of the Plan modified as follows:

2	APPLICATION

This Addendum will apply to any Optionee who is or may become subject to French tax (i.e. income tax and/or social security tax) on options granted under the Plan.

3	ELIGIBILITY

The Committee may not grant an option under this Addendum to an individual:

➢	unless he is employed by the Company or by a company with sufficiently close capital links to the Company as defined in Article L225-180 of the French "Code de Commerce" in France; OR

➢
unless he is a director with a management function as defined in Article L225-185 of the French "Code de Commerce" in France of the Company or of a company with sufficiently close capital links to the Company as defined in Article L225-180 of the French "Code de Commerce" ; OR

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➢
who owns more than 10% of the share capital of the Company and who may not therefore be granted an option to satisfy the requirements of sub-paragraph 2 of Article L225-182 of the French "Code de Commerce"; OR

➢	who is a member of the Committee.

4	EXERCISE PRICE

The exercise price for an option shall be determined on the date on which the Committee resolves to grant the option.

The exercise price in the case of options to subscribe for unissued shares may not be:

➢	lower than 95% of the average stock exchange price during the 20 dealing (trading) days preceding the grant

In the case of options to purchase existing shares (also known as treasury shares), the exercise price may not be:

➢	lower than 95% of the average stock exchange price during the 20 dealing (trading) days preceding the grant

➢
in addition, lower than 95% of the average actual repurchase price of the shares by the Company of its own shares to be allocated to the Optionee, provided the shares are repurchased prior to the date of grant of the options.

5	GRANT OF OPTIONS

An option may not be granted in the period of 20 dealing days immediately following a distribution of dividends or a capital increase.

Furthermore, options cannot be granted under this Addendum

➢	within the 10 dealing days before or after the publication of the annual consolidated accounts, where required, or of the Company’s annual accounts;

➢
within a period beginning with the date at which the Company's board of directors become aware of any information which, were it to be public knowledge, could have a material impact on the Company's share price and ending 10 dealing days after the information becomes public knowledge.

If the option is an option to buy existing (treasury) shares of common stock, the repurchase of the shares by the Company can take place either within a twelve month period preceding the date of grant of the option, or prior to the date on which the options become exercisable if exercisability conditions exist.

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6	VESTING AND EXERCISE

6.1	Options granted under this Addendum shall vest and become exercisable on the day following the fourth anniversary of the date of grant, subject to paragraph 9 of this Addendum.

7	SALES RESTRICTIONS

The shares acquired upon exercise of the options issued under this Addendum will be freely transferable in France, subject to the following conditions:

7.1	The above mentioned shares may not be sold or otherwise disposed of before the day following the fourth anniversary of the date of grant;

7.2
The sales restrictions provided by sub-paragraph 7.1 above shall not apply in the case of death or of 2nd or 3rd category disability of the Optionee as defined under Article L341-4 of the French Social Security Code;

7.3	The sales restrictions provided by sub-paragraph 7.1 above shall not apply in the case of:

a)	dismissal of the Optionee by the Company or any subsidiary of the Company provided that the Optionee exercised his options at least 3 months prior to receipt of notice of dismissal;

b)
the Optionee’s retirement (as defined in the 3rd paragraph of Article L. 122-14-13 of the French Labor Code) provided that the Optionee exercised his options at least 3 months prior to the date of termination of his/her employment contract;

7.4	If the Committee so decides in its absolute discretion, after due regard to the Optionee's personal circumstances, the sales restrictions provided by sub-paragraph 7.1 may be lifted;

7.5
The sales restrictions provided by sub-paragraph 7.1 will only apply to the extent that they would not impose a restriction on resale of the shares for a period of more than three years from the date of exercise of the option, in accordance with Article L225-177 of the French "Code de Commerce".

7.6	With regard to transfer restrictions in the United States of the shares acquired on exercise options granted under this Addendum, the provisions of Article 11 of the Plan apply.

8	NON-TRANSFERABILITY OF OPTIONS

No option granted under this Addendum may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except in the case of death of the Optionee. All options granted under this Addendum shall be exercisable during the Optionee's lifetime, only by the Optionee.

9	DEATH OF AN OPTIONEE; EARLY TERMINATION OF OPTION

9.1 If the Optionee dies, his options must be exercised by his heirs (if at all) within six months after his death after which the option will expire.

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9.2 Notwithstanding Section 9(b) of the Plan that provides for termination of a nonqualified stock option simultaneously with the termination of association of an Optionee with the Company and its Subsidiaries, the Committee shall have the authority, in its sole discretion, to determine whether and under what conditions options granted under this Addendum will terminate upon the Optionee leaving the Company and to waive any such condition.

10	ALTERATION OF PLAN

Any alteration or addition, which would affect the subsisting rights of an Optionee, will, in all cases, require the consent of the Optionee.

11	PLAN LIMITS

Options may not be granted under the Plan:

➢	over more than one third of the Company’s share capital in the case of options to subscribe for unissued shares; or
➢	over more than 10% of the total number of such shares in issue in the case of options to purchase existing shares.

12	ADJUSTMENTS

The exercise price of an option may not be changed during the term of the option.

However, the Company is required to ensure the protection of the Optionees’ rights under the conditions provided in Article L 228-99 of the French Code de Commerce in the event of the following specific operations:

•	Capital amortization or capital reduction;
•	Change in the allocation of earnings;
•	Grant of free shares;
•	Capitalization of reserves, issue premiums or earnings;
•	Distribution of reserves;
•	Any issuance of equity securities or any rights giving access to equity securities including a preferential subscription right to the benefit of the shareholders.

No adjustment may be made to the option which is inconsistent with French law and, in particular, with Sections 174.8 to 174.16 of the Decree no. 67-236 of 23 March 1967.

13	CHANGES

The Committee may not change the Plan in a way which affects this Addendum, or options granted under this Addendum, if the change is inconsistent with French law and in particular with French legislation on stock options as defined in Articles L225-177 to L225-185 of French "Code de Commerce".

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